Exhibit 99.3
STONE ENERGY CORPORATION
Announces Deepwater Discovery on Pyrenees Prospect
LAFAYETTE, LA. June 2, 2009
     Stone Energy Corporation (NYSE: SGY) today announced a discovery on its deepwater Pyrenees Prospect, located on Garden Banks Block 293. The well encountered approximately 125 feet of net hydrocarbon pay in three zones. Stone has a 15% working interest in the prospect and a small overriding royalty. Newfield Exploration (NYSE: NFX) is the operator with a 40% working interest, with three private companies holding the remainder of the working interest. The Pyrenees well has been temporarily abandoned while the partnership is working on field development plans. Delineation drilling on the Pyrenees Discovery is planned for the second half of 2009.
     David Welch, President and CEO commented, “This is an important exploration well for Stone Energy. Pyrenees is the first prospect for Stone’s new Deepwater Exploration team, which is headed by Rich Smith. We hope for Pyrenees to be the first of a number of deepwater successes for Stone.”
     Rich Smith, Senior Vice President of Exploration and Business Development stated, “Stone seized the opportunity to participate in the large Central Gulf of Mexico Lease sales in October 2007 and March 2008. During those sales, the Company increased the number of its deepwater blocks from 10 to 64 blocks. Stone continues to evaluate prospects on our leasehold as well as look for other opportunities. We expect to participate in several other deepwater exploration wells in 2010 at an appropriate working interest.”
Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.